EX-10.5

                          EMPLOYMENT AGREEMENT BETWEEN
                                 SMARTPROS LTD.
                                       AND
                                  DAVID GEBLER


This employment agreement (the "Agreement") dated as of April 1, 2003 is by and between SmartPros Ltd., a Delaware Corporation (the "Company"), and David Gebler, an individual residing at 6 Lothrup Way, Sharon, Massachusetts 02067, (the "Executive").

1. EMPLOYMENT. The Company shall employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein. The Executive shall serve as Senior Vice President of the Company, and as head of the Working Values Division. The Executive hereby accepts such employment hereunder, except for absences occasioned by illness and reasonable vacation periods, and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to him. The Executive shall report to and be supervised by the CEO and/or the President of the Company or any other person who may be designated by the Board of Directors of the Company (the "Board") from time to time. The Executive shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort to the performance of his duties hereunder. The Executive shall not engage in any other business activity.

2.     COMPENSATION AND BENEFITS.

       2.1 SALARY. During the Term (as defined below) of this Agreement, the Executive shall be paid a salary at the rate of $180,000 per annum ("the Base Salary"), payable as customarily paid by the Company. During the Term of this Agreement, Executive's base salary shall be reviewed at least annually by the Board. The first such review will be made no later than March 31, 2004 and thereafter the Base Salary shall be reviewed on or before March 31st of each succeeding year. The Board, in its sole discretion, may increase, but not decrease the Base Salary.

       2.2 BONUS. (a) In addition to his Base Salary, the Executive may be entitled to bonuses at times and in amounts determined in the discretion of the Board. The bonus will be based 50% on Company performance and 50% on individual performance. With the understanding that bonuses are granted at the discretion of the Board, it is the parties' understanding that the Executive shall participate in bonuses granted with respect to Company performance to the class of executives with similar titles and responsibilities.

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                     (b)    Non-discretionary  Bonus.  Executive shall receive a
              non-discretionary bonus equal to 23.335% of the net profit of the Business (as defined in the asset purchase agreement dated March 4, 2003 by and between the Company and The Working Values Group, Ltd. (the "Asset Purchase Agreement")) in excess of $10,000 in each of the two years commencing April 1, 2003, but in no event more than $175,000 for such two years. The first non-discretionary bonus, if any, shall be paid as soon as practicable after determining net profits of the Business (as defined in the Asset Purchase Agreement) for the year ending March 31, 2004, and the second non-discretionary bonus, if any, shall be paid as soon as practicable after determining net profits of the Business (as defined in the Asset Purchase Agreement) for the year ending March 31, 2005.

       2.3 BENEFITS. The Executive shall be entitled to participate in all employee benefit programs or plans maintained by the Company from time to time on the same basis as other similarly situated executive employees of the Company. The Executive will be entitled to 4 weeks paid vacation per year. The Company will reimburse the lease cost of the automobile currently leased by the Executive and, upon expiration or termination of the lease, will continue to reimburse the Executive for a suitable automobile for his business and/or personal use. The Company will pay or reimburse the Executive for all repairs, maintenance and insurance expenses of the automobile currently leased by Executive or any replacement provided by the Company hereunder.

       2.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive in accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by the Executive on behalf of the Company upon the presentation of appropriate supporting documentation.

       2.5 STOCK OPTIONS. Pursuant to a Stock Option Agreement in customary form, the Company will grant to the Executive pursuant and subject to its Stock Option Plan, stock options to purchase up to 50,000 shares of the Company's common stock ("Common Stock") at $2.75 per share. The options shall have a term of 10 years, and shall annually vest over a period of 5 years in equal installments at the end of each full year with the first installment vesting on March 31, 2004. The options shall be qualified options.

3.     TERM; TERMINATION; RIGHTS UPON TERMINATION.

       3.1 TERM. The Company agrees to employ the Executive, and the Executive agrees to serve the Company for a period commencing on April 1, 2003 and continuing until March 31, 2006 (the "End Date") unless otherwise amended or terminated pursuant to the terms hereof (the "Term").

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       3.2    TERMINATION. The Company may at any time, terminate the employment of the Executive under this Agreement for Cause (as defined below), or without Cause, immediately and without any requirement of notice. The rights and obligations of the parties upon any termination of the Executive's employment shall be as set forth in
              Section 3.3. For purposes of this Agreement the term "Cause" shall mean (i) any act of dishonesty or gross and willful misconduct with respect to the Company, including without limitation, fraud or theft, on the part of the Executive, (ii) conviction of the Executive of a felony, or (iii) the Executive's failure to perform his assigned duties hereunder after written notice and a 30 day opportunity to cure.

       3.3    RIGHTS UPON TERMINATION. In the event that:

              (a) The employment of the Executive is terminated by the Company without Cause, or is terminated by the Executive for Good Reason, then, for the remainder of the then current Term of employment hereunder, (i) the Company shall pay to the Executive, at the time otherwise due under Section 2, all Base Salary at the rate in effect at the time of termination, (ii) the Company shall pay to the Executive, at the time otherwise due under Section 2, a bonus equal to the highest annual bonus (not including the non-discretionary bonus provided for under Section 2.2(b)) received by the Executive in the last five years multiplied by the amount of whole and partial years remaining on the contract, (iii) the Company shall pay to the Executive, at the time otherwise due under Section 2, any non-discretionary bonus earned under Section 2.2(b), (iv) the Company shall provide to the Executive all benefits described in Section 2.3, and (v) all of the options granted to the Executive pursuant to Section 2.5 shall vest immediately. The obligations of the Company pursuant to this
              Section 3.3(a) shall be in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination. The term "Good Reason" shall mean (i) the involuntary assignment to the Executive of any duties that do not allow him to carry out his functions as the head of the Working Values Division, or any change in the Executive's authority, duties or responsibilities as contemplated in this Agreement; or (ii) the Company's requiring the Executive to be based at any office or location more than 50 miles away from Sharon, Massachusetts, or to relocate his personal residence.

              (b) The Executive's employment terminates by reason of death or disability, then the Company shall pay and provide to the Executive or Executive's estate or other successor in interest at the time otherwise due under Section 2 (i) all Base Salary and benefits due to the Executive under Section 2 through the end of the third month after the month in which the termination occurs, but reduced in the case of disability by any

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              payments  received  under any disability  plan,  program or policy paid for by the Company, and (ii) any non-discretionary bonus earned under Section 2.2(b). The obligations of the Company pursuant to this Section 3.3(b) shall be and in lieu of any other rights of the Executive hereunder to compensation or benefits in respect of any period before or after the date of such termination and in lieu of any severance payment, and no other compensation of any kind or any other amounts shall be due to the Executive by the Company under this Agreement. For purposes of this Agreement, the term "disability" shall mean the Executive's failure to perform the services contemplated by this Agreement as a result of his physical or mental illness or incapacity for a period of 2 consecutive months, or a total of 60 days in any 365 day period.

              (c) The employment of the Executive is terminated by the Company for Cause, or by the Executive other than under circumstances described in Section 3.3(a) or (b) above, the Executive shall not be entitled to compensation or benefits granted hereunder beyond the date of the termination of the Executive's employment other than any non-discretionary bonus earned under Section 2.2(b).

              (d) At the end of the original Term the Company shall have the right, but not the obligation, to extend the Term of the Agreement for an additional two (2) year period of time under the same terms and conditions currently in effect at the time of notice to the Executive. If the Company desires to avail itself of this option it will notify the Executive at least 90 days prior to the original End Date. If the Company does not extend the Executive's employment beyond the original End Date as provided in this subsection (d), all of the options granted to the Executive pursuant to Section 2.5 shall vest immediately.


4.     PROPRIETARY INFORMATION.

       4.1 The Executive agrees that all information and know how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company and its subsidiaries (collectively, for purposes of this Section 4, the "Company") that is not within Executive's possession or knowledge prior to his employment with the Company or that is not at any later time disclosed to the Executive by a third party not bound by any obligation of confidentiality to the Company
              (collectively, "Proprietary Information"), is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, and personnel data. The Executive will not disclose any Proprietary Information to others outside of the Company or use the same for any

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              unauthorized  purposes without the written consent of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of the Executive.

       4.2 The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

       4.3 The Executive agrees that his obligation not to disclose or use Proprietary Information and records of the type set forth herein also extends to such types of Proprietary Information, records and tangible property of other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

5. OTHER AGREEMENTS. The Executive hereby represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

6.     NON-COMPETITION, NON- SOLICITATION.

       6.1 NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. The Executive agrees that during the Term of the Executive's employment with the Company and for a period of one year thereafter, the Executive shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Company or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any customer licensee, vendor, collaborator or corporate partner of the Company or any of its subsidiaries that had a business relationship with the Company or any of its subsidiaries at the time of termination of Executive's employment with the Company and that did not have a business or personal relationship or was known to Executive prior to his employment with the Company.

       6.2 NON-COMPETITION. The Executive agrees that during the Term of the Executive's employment with the Company, the Executive shall not directly or indirectly, engage in competition with the Company or any subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries; provided that the Company or one of its subsidiaries is actively engaged in such business at the time the Executive's

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              employment  by the Company is  terminated;  and provided  that the foregoing shall not prevent the Executive from holding shares as a
              passive   investor  in  a  publicly  held  company  which  do  not
              constitute more than 5% of the outstanding shares of such company. In the event that the Executive (i) voluntarily terminates his employment, (including at any time on or after the End Date) other than for Good Reason or as otherwise provided for in this agreement, or (ii) is terminated by the Company for Cause, the Executive agrees to not compete in the E-Learning marketplace until the earlier of April 16, 2004 or one year from the date of such termination.

7.     MISCELLANEOUS.

       7.1 NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed if to the Executive, at the address shown above and if to the Company, at its principal place of business at 12 Skyline Drive, Hawthorne, New York, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.1.

       7.2 PRONOUNS. Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

       7.3 ENTIRE AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

       7.4 AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

       7.5 GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

       7.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

       7.7 WAIVERS. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only

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       in this  instance  and shall not be  construed  as a bar or waiver of any right on any other occasion.

       7.8 CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

       7.9 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

       7.10 SPECIFIC ENFORCEMENT. The parties acknowledge that the Executive's breach of the provisions of Section 4 and 6 of this Agreement will cause irreparable harm to the Company. It is agreed and acknowledged that the remedy of damages will not be adequate for the enforcement of such provisions and that such provisions may be enforced by equitable relief, including injunctive relief, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

8. ARBITRATION. Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in New York, New York before one or three arbitrators each of which shall be knowledgeable in employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator(s) to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator(s) may be enforced in any court having jurisdiction thereof. If the arbitration decision holds that the Company is at fault, the Executive shall be entitled to reimbursement of fees and expenses from the Company in an amount not to exceed $50,000. If the arbitration decision holds that the Company is not at fault, the Company shall be entitled to reimbursement of fees and expenses from the Executive in an amount not to exceed $25,000.

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IN WITNESS  WHEREOF,  the parties  hereto have executed this Agreement as of the day and year set forth above

                                         SMARTPROS LTD.


                                         By:  /s/ ALLEN GREENE
                                              ---------------------------
                                              Allen Greene
                                              Title: Chief Executive Officer


                                              /s/ DAVID GEBLER
                                              ---------------------------
                                              DAVID GEBLER


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